AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 2006

REGISTRATION NO. _________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

WENTWORTH ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or other jurisdiction of incorporation or organization)

73-1599600

(I.R.S. Employer Identification No.)

115 West 7th Street, Suite 1415, Fort Worth, Texas 76102]

(Address of principal executive offices)

(877) 329-8388

(Issuer's telephone number, including area code)

Stock Grant to Consultant and Stock Underlying Options

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share[1]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value[2]	450,000	$0.61	$274,500	$34.78
Common Stock, $0.001 par value[3]	50,443	$0.61	$30,770	$3.90
Totals	500,443	$0.61	$305,270	$38.68

1.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing price as reported on the Pink Sheets as of January 3, 2006.

2.

Represents shares of common stock underlying stock options issued to employees and consultants of the Registrant for management, administrative and consulting services provided to the Registrant.

3.

Represents shares of Common Stock issued directly to consultants of the Company. Please refer to the Selling Shareholders section of this document.

EXPLANATORY NOTE

Wentworth Energy, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act").

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 500,443 shares of common stock, $0.001 par value, of the Company which may be issued as set forth herein to the following named persons:

NAME	SHARES[1]	SERVICES RENDERED
Margaret Archibald	125,000	Consulting services
Peter Henricsson	25,000	Consulting services
Lloyd Dohner	125,000	Consulting services
Laura Fewtrell	25,000	Administrative services
Serverino Amorelli	50,000	Management services
Roseanne Huber	25,000	Administrative services
Glen Wallace	50,000	Accounting and management consulting
Gino Punzo	25,000	Consulting services
Daniel Leonard	19,620[2]	Project management and consulting
Francis Ling	15,000[2]	Management services
James Whiteside	15,823[2]	Management services

1 The majority of the shares being registered (450,000) would be issued as a result of exercises of options.

2 These shares are newly-issued shares, not derivative from option exercises.

The Company has been advised by the Consultants that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions.  Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO MR. GORDON MCDOUGALL, PRESIDENT, 115 WEST 7TH STREET, SUITE 1415, FORT WORTH, TEXAS 76102; PHONE: (877) 329-8388.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission: Annual Report on Form 10KSB, filed on June 2, 2005; Quarterly Report on form 10QSB filed June 28, 2005; Quarterly Report on form 10QSB filed August 22, 2005; and Quarterly Report on form 10QSB filed November 16, 2005.  The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities.

The Company is authorized to issue 48,000,000 shares of Common Stock, $0.001 par value.  The Company's stock is currently traded on the Pink Sheets under symbol WNWG.  The presently outstanding shares of Common Stock are fully paid and non-assessable.

COMMON STOCK.  As of January 4, 2006, 15,548,587 shares of Common Stock were outstanding.

VOTING RIGHTS.  Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Company.

DIVIDEND RIGHTS.  Dividends may be declared, subject to the provisions of the laws of the State of Oklahoma and the bylaws, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium.  The Board of Directors may fix in advance a record date, as provided in the bylaws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend.  The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS.  Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Company, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Company of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT.  The Company's registrar and transfer agent is Empire Stock Transfer Inc., 7251 West Lake Mead Boulevard, Suite 300, Las Vegas, Nevada, 89128.

DISSENTERS' RIGHTS.  Section 18-1155 of the Oklahoma Statutes states that "Under current Oklahoma law, unless otherwise provided in a corporation's certificate of incorporation or bylaws before a control share acquisition has occurred, in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights."

PREFERRED STOCK.  There are currently no shares of preferred stock issued.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Dieterich & Associates.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Okalahoma Statutes (Section 18-1031), the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

5.1

Opinion of Dieterich & Associates as to the validity of the shares being registered.

23.1

Consent of Dieterich & Associates (included in Exhibit 5.1)

23.2

Consent of MacKay, LLP

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, Texas, on January 4, 2006.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Wentworth Energy, Inc.

(Registrant)

By: /s/John Punzo

John Punzo, CEO

By: /s/ Gordon C. McDougall

Gordon C. McDougall, President

By: /s/ Francis K. Ling

Francis K. Ling, CFO

Exhibit 5.1

DIETERICH & ASSOCIATES LETTERHEAD

January 4, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

RE: WENTWORTH ENERGY, INC.

Ladies and Gentlemen:

This office represents Wentworth Energy, Inc., an Oklahoma corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 500,443 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Shares".

In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

Very truly yours,

/s/ Christopher Dieterich

Dieterich & Associates

Exhibit 23.1

Included within Exhibit 5.1 (Opinion of Counsel)

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement regarding the registration of 500,443 common shares in the capital stock of Wentworth Energy, Inc. (the “Company”), issuable pursuant to certain Stock Grants and Stock underlying Options, of our report dated April 25, 2005 relating to the December 31, 2004 financial statements of the Company which appears in the Company's Registration Statement for that period.

/s/ MacKay LLP

MacKay, LLP

Chartered Accountants

Vancouver, British Columbia, Canada

January 3, 2006